Exhibit 99.1
Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	May 16, 2016 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS SECOND QUARTER
AND FISCAL FIRST HALF RESULTS

CLEVELAND, OH, May 16  Hickok Incorporated (OTC Pink: HICKA), a Cleveland based supplier of products and services for the automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for the second quarter and six months ended March 31, 2016.

For the quarter ended March 31, 2016, the Company recorded a net loss of $464,444 or $.28 per share, compared with a net loss of $276,663 or $.17 cents per share, in the same period a year ago. Sales in the second quarter were $1,046,624 down 4% from $1,091,182 a year ago.

In the first fiscal half, the Company reported a net loss of $511,633 or $.31 per share, compared with net loss of $547,319 or $.33 cents per share, in the same period a year ago. Sales were $2,423,496 up 8%, compared to $2,253,400 in last year's first half.

Robert L. Bauman, President and CEO, said, "The first half of the year was not as good as we had hoped, although better than last year, but that seems true for many companies. We expect the second half of the year to be better." He also said, “The purchase of the business of Federal Hose LLC has progressed and we recently filed the Proxy for the Special Shareholders Meeting with the SEC. Materials have been mailed to our shareholders for the Special Meeting on June 22, 2016. Please see the Important Additional Information and Where to Find It section below for additional information.”

Backlog at March 31, 2016 was $900,000, a decrease of 27% from the backlog of $1,232,000 a year earlier. The decrease was due primarily to decreased orders for diagnostic products to automotive OEM's and aftermarket products of approximately $347,000 and $39,000 respectively. In addition, orders for emissions products and indicator products increased by approximately $52,000 and $2,000 respectively. The current year backlog includes substantially smaller orders for diagnostic products to automotive OEM's while the prior year order backlog benefited from larger automotive diagnostic product orders to OEM's. The Company anticipates that most of the current backlog will be shipped in the last half of fiscal 2016.

The Company's current assets at March 31, 2016 of  $2,828,226 are 2.6 times current liabilities, long-term debt $163,408 and working capital is $1,724,059. These compare to March 31, 2015 current assets of $2,722,723 that were 3.1 times current liabilities, no long-term debt and working capital of $1,834,677. At March 31, 2016 shareholders' equity was $2,125,557 or $1.30 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2016, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.HICKOK INCORPORATED

Consolidated Income Statement (Unaudited)

	3 MONTHS		6 MONTHS
Period ended March 31	2016	2015	2016	2015
Net sales	$1,046,624	$1,091,182	$2,423,496	$2,253,400
Income (loss) before Income tax	(464,444)	(276,663)	(511,633)	(547,319)
Income (recovery of) taxes	-	-	-	-
Net income (loss)	(464,444)	(276,663)	(511,633)	(547,319)
Basic income (loss) per share	(.28)	(.17)	(.31)	(.33)
Diluted income (loss) per share	(.28)	(.17)	(.31)	(.33)

Weighted average shares outstanding	1,638,215	1,638,215	1,638,215	1,638,215

Important Additional Information and Where to Find It

In connection with the proposed Federal Hose merger, Hickok Incorporated on May 9, 2016 filed with the SEC a Proxy Statement, as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

SHAREHOLDERS OF HICKOK ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy Statement, as well as other filings containing information about Hickok Incorporated, may be obtained at the SEC's Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at www.hickok-inc.com under the heading "About Us" and then under "Financial Information." Copies of the Proxy Statement can also be obtained, free of charge, by directing a request to Hickok Inc., 10514 Dupont Ave., Cleveland, OH 44108, Attention: Investor Relations, Telephone: (800) 342-5080.

Hickok and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Hickok Incorporated in connection with the proposed merger. Information about the directors and executive officers of Hickok and their ownership of Hickok common shares is set forth in the proxy statement for Hickok's 2015 annual meeting of shareholders, as filed with the SEC on Schedule 14A on January 28, 2016. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement regarding the proposed merger as filed with the SEC on Schedule 14A on May 9, 2016. Free copies of this document may be obtained as described in the preceding paragraph.